Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

Bronner Slosberg Humphrey Co.

And

BSH Inc.

Dated as of December 19, 2001

TABLE OF CONTENTS

ARTICLE 1. THE MERGER	2
Section 1.1. The Merger	2
Section 1.2. The Closing	2
Section 1.3. Effective Time	2

(i)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of December 19, 2001 (including all exhibits, hereinafter referred to as this “Agreement”) is made and entered into by and between Bronner Slosberg Humphrey Co., a Massachusetts business trust (the “Trust”), and BHS Inc., a Massachusetts corporation (the “Corporation”).

RECITALS

A.    The Trust was organized pursuant to a Declaration of Trust dated November 5, 1998 (as amended and restated, the “Declaration of Trust”).

B.    Section 7.2 of the Declaration of Trust provides that the Trustees serving under said Declaration of Trust

“may sell, convey, merge and transfer the assets of the Trust to another individual, trust, partnership, association, corporation or other entity in exchange for cash, shares, other securities or other assets with such transfer either (1) being made subject to, or with the assumption by the transferee of, the liabilities belonging to the Trust so transferred, or (2) not being made subject to, or not with the assumption of, such liabilities; provided, however, that if such transaction involves substantially all of the assets of the Trust such transaction shall require the favorable vote of the holders of the majority of the Shares then outstanding and entitled to vote thereon prior to being effected. Following such transfer, the Trustees shall distribute such cash, shares, other securities or other assets among the Shareholders and if all of the assets of the Trust have been so transferred, the Trust shall be terminated. The Trustees, may, however, transfer all or part of the assets of the Company to one or more subsidiaries of the Trust and hold the securities of such subsidiaries as Trust property without either the favorable vote of Shareholders or distribution of such securities among the Shareholders.”

C.    The Trustees presently serving under the Declaration of Trust (the “Trustees”) have determined that it is in the interest of the Trust and of the shareholders of the Trust that the business heretofore conducted by the Trust be conducted by, and the properties and assets of the Trust (subject to all of the liabilities and obligations of the Trust) be owned by, a corporate entity in which the shareholders of the Trust will, immediately following such reorganization, have the same pro rata interest as stockholders of said corporation as such shareholders have as shareholders of the Trust at the Effective Time (as defined in Section 1.3 hereof).

D.    The Trustees of the Trust have determined that a corporation organized under Chapter 156B of the Massachusetts General Corporation Law (the “MGCL”) is a proper and advantageous form of corporate entity to carry on the business of the Trust.

E.    The Trustees have caused the organization of the Corporation, which is a 100% corporate subsidiary of the Trust, under the MGCL, and the Corporation currently has no shares of common stock outstanding.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, the Trust and the Corporation hereby agree as follows:

ARTICLE 1.    THE MERGER

Section 1.1.    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), the Trust shall be merged with and into the Corporation in accordance with this Agreement and the separate existence of the Trust shall thereupon cease (the “Merger”). The Corporation shall be the surviving entity in the Merger and shall change its name to “Bronner Slosberg Humphrey Inc.” (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effects specified in Section 83 of Chapter 156B of the MGCL.

Section 1.2.    The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 at 10:00 a.m., local time, on December 19, 2001. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3.    Effective Time. If this Agreement shall not have been abandoned as provided in Article 5, the parties hereto shall cause Articles of Merger satisfying the requirements of the MGCL to be properly executed, verified and delivered for filing with the Secretary of State of The Commonwealth of Massachusetts as soon as practicable on or after the Closing Date. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the Secretary of State of The Commonwealth of Massachusetts in accordance with the MGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law at the effective time of the Merger (the “Effective Time”).

ARTICLE 2.    ARTICLES OF ORGANIZATION AND BY-LAWS OF SURVIVING CORPORATION

Section 2.1.    Articles of Organization. The Articles of Organization of the Corporation in effect at and as of the Effective Time shall be the Articles or Organization of the Surviving Corporation, until duly amended in accordance with applicable law.

Section 2.2.    By-laws. The By-laws of the Corporation in effect at and as of the Effective Time shall be the By-laws of the Surviving Corporation, until duly amended in accordance with applicable law.

ARTICLE 3.    DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

Section 3.1.    Directors. The following directors of the Surviving Corporation in office at and as of the Effective Time shall retain their positions for terms expiring at the next annual meeting of stockholders of the Surviving Corporation:

Michael Ward
Jeff Cote
Thomas M. Lemberg

Section 3.2.    Officers. The following officers of the Surviving Corporation in office at and as of the Effective Time shall retain their positions until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Organization and the By-laws of the Surviving Corporation:

Michael Ward, President
Jeff Cote, Treasurer
Thomas M. Lemberg, Clerk
Brian Roberts, Assistant Treasurer
Ernest Cloutier, Assistant Clerk

ARTICLE 4.    EFFECT ON SECURITIES

Section 4.1.    Exchange of Shares.

(a) At and as of the Effective Time, one share of the Corporation’s common stock, par value $.01 per share, (“Corporation Common Stock”) by virtue of the Merger and without any action on the part of the Trust, the Corporation or the holders of any of the securities of either entity, shall be exchanged for 597,621.08 shares of the Trust (the “Shares”), for a total issuance of 100 shares of the Corporation Common Stock in exchange for 59,762,108 Shares (the exchange will be referred to as the “Merger Consideration”).

(b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all Shares of the Trust shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate representing any Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, the Merger Consideration in accordance with Section 4.1(a) upon the surrender of such certificate.

(c) Each Share issued and held in the Trust’s treasury at the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

Section 4.2    Exchange of Certificates Representing Shares. As of the Effective Time, the Corporation shall deposit, or shall cause to be deposited, [with an exchange agent selected by the Corporation on or prior to the Effective Time (the “Exchange Agent”)], for the benefit of the holders of Shares, for exchange in accordance with this Article 4, certificates representing the shares of Corporation Common Stock to be issued pursuant to Section 4.1 in exchange for outstanding Shares.

ARTICLE 5.    TERMINATION

The parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time. Upon such termination, no party hereunder shall have any further rights or obligations pursuant to this Agreement.

ARTICLE 6.    MISCELLANEOUS

Section 6.1.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 6.2.    Succession and Assignment: Third-Party Rights. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

Section 6.3.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 6.4.    Headings. The section headings contained in this Agreement are inserted convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.5.    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law, provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.

Section 6.6.    Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both parties.

Section 6.7.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 6.8.    Expenses. Each of the parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 6.9.    Service of Process. The Corporation may be served with process in The Commonwealth of Massachusetts in any proceeding for the enforcement of any obligation of the Trust, as well as for enforcement of any obligations of the Corporation arising from the Merger. The address to which a copy of such process shall be mailed is Attention: General Counsel, Bronner Slosberg Humphrey Inc., The Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199.

Section 6.10.    Exculpation. The parties to this Agreement acknowledge and agree that the obligations of the Trust hereunder do not and shall not constitute personal obligations of the Trustees, officers, employees or shareholders of the Trust, or any of them, and shall not involve any claim against or personal liability on any of them, and the parties to this Agreement agree to look only to the assets of the Trust in respect thereof and not to seek recourse against such Trustees, officers, employees or shareholders or any of them or their personal assets for such satisfaction.

[Signature Page To Follow]

IN WITNESS WHEREOF the parties hereto have executed this agreement on and as of the date first written above.

BRONNER SLOSBERG HUMPHREY CO.

By:    /s/   THOMAS LEMBERG

Name: Thomas Lemberg
Title: General Counsel, Secretary and
Assistant Treasurer

BSH INC.

By:    /s/   MICHAEL WARD

Name: Michael Ward
Title: President

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